Exhibit 99.1

CONTACT:	Kent Griffin
Chief Financial Officer
(858) 485-9840
BIOMED REALTY TRUST REPORTS
THIRD QUARTER 2007 FINANCIAL RESULTS
SAN DIEGO, Calif. — November 7, 2007 — BioMed Realty Trust, Inc. (NYSE: BMR), a real estate investment trust focused on providing real estate to the life science industry, today announced financial results for the third quarter ended September 30, 2007.
Highlights:
•	Funds from operations (FFO) for the quarter were $30.8 million, or $0.45 per diluted share

•	Net income available to common stockholders increased 13% to $12.2 million versus the third quarter of 2006

•	Total assets of $3.0 billion at quarter end represented a 40.6% increase from September 30, 2006

•	Executed 16 leasing transactions representing greater than 290,000 square feet, bringing the year-to-date total gross leasing transaction volume to 741,000 square feet:
o	Thirteen new leases totaling approximately 146,000 square feet, bringing the year-to-date 2007 total for new leases to approximately 288,000 square feet, and

o	Three leases amended to extend their terms and totaling approximately 144,000 square feet, bringing the year-to-date 2007 total for amendments, extensions and renewals to approximately 453,000 square feet
•	Increased the occupancy rate of our operating portfolio to 93.3%

•	Commenced construction on an approximately 280,000 square foot Class A laboratory/office facility in East Cambridge, Massachusetts, owned by our joint venture with Prudential Real Estate Investors

•	Closed on the acquisition of two properties located in our core markets for total consideration of $49.0 million, bringing the 2007 year-to-date total acquisitions to $653.8 million:

BioMed Realty Trust, Inc.

o	238,000 square feet of industrial/warehouse space located in South San Francisco, California, which is currently fully leased and targeted for future redevelopment as laboratory/office space

o	67,000 square feet of laboratory/office space located in San Diego, California, which is fully leased to Artes Medical, Inc.
•	Disposed of two non-core assets, previously held for sale and owned by our joint venture with Prudential Real Estate Investors

•	Amended our $250 million secured term loan, extending the term to August 2012, lowering the borrowing rate by 60 basis points, and, when combined with our in-place interest rate swap, fixing the effective interest rate at 5.8% into 2010

•	Amended our unsecured line of credit, increasing the available borrowings to $600 million, reducing the borrowing rate, extending the term to August 2011 and increasing the accordion feature to $1.0 billion
“We are very pleased to once again report a strong quarter of financial performance. Our leasing team continues to execute across our core markets, including leasing activity in San Diego, San Francisco, Seattle, Pennsylvania and New York. We remain optimistic as we see continued strength in the life science industry and improving occupancy rates in our core markets,” commented Alan D. Gold, President and Chief Executive Officer of BioMed Realty Trust.
“Our development and redevelopment programs continue to make strong progress, and we are excited to have now commenced construction on the new 280,000 square foot Class A laboratory and office facility in East Cambridge that we own with our partner Prudential Real Estate Investors,” added Mr. Gold.
Third Quarter 2007 Financial Results
Total revenues for the quarter increased to $64.8 million from $63.8 million in the third quarter of 2006, due primarily to the addition of properties through acquisitions, partially offset by a reduction in revenues from properties generating revenues in 2006 which are currently undergoing redevelopment. Net income available to common stockholders for the quarter was $12.2 million, or $0.19 per diluted share, compared to $10.8 million, or $0.18 per diluted share, in the third quarter of 2006.
FFO during the quarter increased 2.7% to $30.8 million from $30.0 million in the comparable period in 2006. FFO per diluted share was $0.45 for the third quarter of 2007 versus $0.47 in the third quarter of 2006.

BioMed Realty Trust, Inc.

FFO is a supplemental non-GAAP financial measure used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income available to common stockholders to FFO and a definition of FFO are included at the end of this release.
Financing Activity
On August 1, 2007, the company amended its $250 million secured term loan facility and $500 million unsecured revolving line of credit, reducing the borrowing rates under the facilities and increasing the available borrowings under the revolving facility from $500 million to $600 million. The borrowing rate under the secured term loan was reduced by 60 basis points, which, when combined with the interest rate swap agreement previously entered into by the company, provides an effective interest rate of 5.81% for the facility until the swap expires in 2010. The amendment also extends the term of the secured facility to August 1, 2012 and provides greater flexibility with respect to covenants.
In addition to increasing the available borrowings to $600 million, the amendment to the unsecured line of credit extends the term to August 1, 2011, reduces the borrowing rate and provides greater flexibility with respect to covenants. BioMed may extend the maturity date of the revolving credit facility to August 1, 2012 and may increase the amount of the facility to $1.0 billion upon satisfying certain conditions.
During the third quarter, the company also entered into four new interest rate swaps that have the effect of fixing the LIBOR portions of interest rates on $535 million of its variable rate debt. Two of the interest rate swaps with an aggregate notional amount of $150 million fix LIBOR at 4.68% through August 2011. The remaining two interest rate swaps with an aggregate notional amount of $385 million fix LIBOR at 4.82% through September 2008.
As of September 30, 2007, the company’s consolidated debt included fixed-rate mortgage indebtedness with an aggregate outstanding principal amount of $385.8 million, excluding $11.5 million of debt premium, and a weighted-average effective interest rate of 5.43% at quarter-end; the $250 million secured term loan; $175 million aggregate principal amount of 4.50% exchangeable senior notes due 2026; $216.8 million in outstanding borrowings under the company’s $600 million unsecured revolving line of credit, with a weighted-average effective interest rate of 6.72% at quarter-end; and $389.9 million in outstanding borrowings under the company’s $550 million acquisition and construction loan secured by the Center for Life Science | Boston property, with a weighted-average effective interest rate of 6.38% at

BioMed Realty Trust, Inc.

quarter-end. The company’s debt to total capitalization ratio was 43.1% at September 30, 2007.
“Our strong financial results for the quarter continue to strengthen our credit profile. We are pleased to celebrate another series of successful financing transactions, which were completed in a very difficult global credit market environment, and we appreciate the continued support of our lenders,” commented Kent Griffin, Chief Financial Officer of BioMed Realty Trust. “We are fortunate to have a strong liquidity position, with ample capital capacity to continue to execute our business plan, particularly the funding of our development and redevelopment pipeline. In addition, through the use of interest rate swaps that have the effect of fixing interest rates at historically favorable levels, we have significantly mitigated our near-to-medium term exposure to interest rate risk.”
Portfolio Update
During the quarter, the company acquired the following two properties:
•	Pacific Center Boulevard — two office/laboratory buildings comprising approximately 67,000 square feet in the Sorrento Valley submarket of San Diego, California that are now fully leased to Artes Medical, Inc.

•	Forbes Boulevard — one building comprising approximately 238,000 square feet in the South San Francisco submarket of San Francisco, California that is fully leased and targeted for future redevelopment as laboratory/office space
The company, through its joint venture with Prudential Real Estate Investors, disposed of certain non-core assets during the quarter, including 25,000 square feet of retail space and additional developable pad sites in Cambridge, Massachusetts and a laboratory/office building and surrounding land parcels in New Haven, Connecticut.
As of September 30, 2007, BioMed Realty Trust owned or had interests in 103 buildings, located predominantly in the major U.S. life science markets of Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey. The company’s portfolio was comprised of the following, with its operating portfolio 93.3% leased to 111 tenants, as of September 30, 2007:

BioMed Realty Trust, Inc.

Rentable
Square Feet
Operating portfolio	6,626,723
Repositioning and redevelopment properties	1,871,353
Construction in progress	1,941,000
Land parcels	1,293,000

Total proforma portfolio	11,732,076

Quarterly Distributions
BioMed Realty Trust’s board of directors previously declared a third quarter 2007 dividend of $0.31 per share of common stock, and a dividend of $0.46094 per share of the company’s 7.375% Series A Cumulative Redeemable Preferred Stock for the period from July 16, 2007 through October 15, 2007.
Earnings Guidance
Based on results for the first nine months of 2007, the company has increased earnings guidance for the year ending December 31, 2007. The company’s revised 2007 guidance for net income per diluted share and FFO per diluted share is set forth and reconciled below.

2007
(Low — High)
Projected net income per diluted share available to common stockholders	$0.79 -0.81
Add:
Minority interest	$0.04
Real estate depreciation and amortization	$1.06
Projected FFO per diluted share	$1.89 - 1.91
The results for the first nine months of 2007 include approximately $7.7 million, or $0.11 per diluted share, of lease termination income earned in the first and second quarters of 2007.
The company’s initial 2008 guidance for net income per diluted share and FFO per diluted share is set forth and reconciled below.

2008
(Low - High)
Projected net income per diluted share available to common stockholders	$0.67 - 0.77
Add:
Minority interest	$0.03
Real estate depreciation and amortization	$1.16
Projected FFO per diluted share	$1.86 - 1.96
Consistent with the 2007 guidance, the company’s 2008 guidance does not include the impact of future acquisition activities. In addition, the company’s 2008 guidance does not include any expected lease termination income.

BioMed Realty Trust, Inc.

The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, and the amount and timing of development and redevelopment activities. The company’s actual results may differ materially from these estimates.
Supplemental Information
Supplemental operating and financial data are available in the Investor Relations section of the company’s web site at www.biomedrealty.com.
Teleconference and Web Cast
BioMed Realty Trust will conduct a conference call and audio web cast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) Thursday, November 8, 2007 to discuss the company’s financial results and operations for the quarter. The call will be open to all interested investors either through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com and www.earnings.com, or live by calling (866) 770-7125 (domestic) or (617) 213-8066 (international) with call ID number 10729297. The call will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 3:00 p.m. Pacific Time on Thursday, November 8, 2007 through midnight Pacific Time on Tuesday, November 13, 2007 by calling (888) 286-8010 (domestic) or (617) 801-6888 (international) and using access code 99167797.
About BioMed Realty Trust
BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry®. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty Trust owns or has interests in 68 properties, representing 103 buildings with approximately 8.5 million rentable square feet, as well as approximately 1.9 million square feet of development in progress. These properties are located predominantly in the major U.S. life science markets of Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey, which have well-established reputations as centers for scientific research. Additional information is available at www.biomedrealty.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse

BioMed Realty Trust, Inc.

economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
# # #
(Financial Tables Follow)

BioMed Realty Trust, Inc.

BIOMED REALTY TRUST, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Investments in real estate, net	$2,742,603	$2,457,538
Investment in unconsolidated partnerships	21,741	2,436
Cash and cash equivalents	18,424	25,664
Restricted cash	10,003	6,426
Accounts receivable	3,722	5,985
Accrued straight-line rents, net	32,012	20,446
Acquired above-market leases, net	6,339	7,551
Deferred leasing costs, net	119,699	129,322
Deferred loan costs, net	17,052	17,608
Prepaid expenses	4,608	3,627
Other assets	31,959	16,039

Total assets	$3,008,162	$2,692,642

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgage notes payable, net	$397,341	$403,836
Secured construction loan	389,904	286,355
Secured term loan	250,000	250,000
Exchangeable senior notes	175,000	175,000
Unsecured line of credit	216,847	228,165
Security deposits	7,513	7,704
Dividends and distributions payable	25,557	19,847
Accounts payable, accrued expenses, and other liabilities	81,195	62,602
Acquired below-market leases, net	25,220	25,101

Total liabilities	1,568,577	1,458,610
Minority interests	19,269	19,319
Stockholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized: 7.375% Series A cumulative redeemable preferred stock, $230,000,000 liquidation preference ($25.00 per share), 9,200,000 shares issued and outstanding at September 30, 2007	222,413	—
Common stock, $.01 par value, 100,000,000 shares authorized, 65,465,839 and 65,425,598 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	655	654
Additional paid-in capital	1,275,347	1,272,243
Accumulated other comprehensive income	6,945	8,417
Dividends in excess of earnings	(85,044)	(66,601)

Total stockholders’ equity	1,420,316	1,214,713

Total liabilities and stockholders’ equity	$3,008,162	$2,692,642

BioMed Realty Trust, Inc.

BIOMED REALTY TRUST, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Revenues:
Rental	$49,382	$49,197	$146,351	$115,808
Tenant recoveries	15,084	14,632	47,264	39,870
Other income	366	9	8,445	79

Total revenues	64,832	63,838	202,060	155,757

Expenses:
Rental operations	12,789	11,030	38,784	30,030
Real estate taxes	5,079	5,682	16,538	14,409
Depreciation and amortization	17,665	18,481	54,556	46,283
General and administrative	5,283	4,609	15,990	13,162

Total expenses	40,816	39,802	125,868	103,884

Income from operations	24,016	24,036	76,192	51,873
Equity in net (loss)/income of unconsolidated partnerships	(261)	20	(694)	62
Interest income	239	218	809	813
Interest expense	(7,043)	(13,346)	(21,013)	(30,383)

Income from continuing operations before minority interests	16,951	10,928	55,294	22,365
Minority interests in continuing operations of consolidated partnerships	51	15	(61)	115
Minority interests in continuing operations of operating partnership	(545)	(497)	(1,821)	(1,131)

Income from continuing operations	16,457	10,446	53,412	21,349
Income from discontinued operations before gain on sale of assets and minority interests	—	383	639	1,156
(Loss)/gain on sale of real estate assets	(1)	—	1,087	—
Minority interests attributable to discontinued operations	—	(17)	(74)	(61)

(Loss)/income from discontinued operations	(1)	366	1,652	1,095

Net income	16,456	10,812	55,064	22,444
Preferred stock dividends	(4,241)	—	(12,628)	—

Net income available to common stockholders	$12,215	$10,812	$42,436	$22,444

Income from continuing operations per share available to common stockholders:
Basic and diluted earnings per share	$0.19	$0.17	$0.62	$0.40

Net income per share available to common stockholders:
Basic and diluted earnings per share	$0.19	$0.18	$0.65	$0.42

Weighted-average common shares outstanding:
Basic	65,308,702	60,477,672	65,300,802	52,822,498

Diluted	68,274,908	63,646,647	68,262,086	55,926,343

BioMed Realty Trust, Inc.

BIOMED REALTY TRUST, INC.
FUNDS FROM OPERATIONS
(In thousands, except share and per share data)
(Unaudited)
     The following table provides the calculation of our FFO and a reconciliation to net income available to common stockholders (in thousands, except per share amounts):

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Net income available to common stockholders	$12,215	$10,812	$42,436	$22,444
Adjustments:
Minority interests in operating partnership	545	514	1,895	1,192
Loss/(gain) on sale of real estate assets	1	—	(1,087)	—
Depreciation and amortization — real estate assets (unconsolidated partnerships)	366	20	745	60
Depreciation and amortization — real estate assets (consolidated entities-discontinued operations)	—	137	228	411
Depreciation and amortization — real estate assets (consolidated entities-continuing operations)	17,665	18,481	54,556	46,283

Funds from operations	$30,792	$29,964	$98,773	$70,390

Funds from operations per share — diluted	$0.45	$0.47	$1.45	$1.26

Weighted-average common shares outstanding — diluted	68,274,908	63,646,647	68,262,086	55,926,343

We present funds from operations, or FFO, because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides an operating performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Our computation may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.